Exhibit 4.14

Dated  21st June 2012

(1)                                 FUSION OUTSOURCING SERVICES PROPRIETARY LIMITED as Borrower

(2)                                 BFSL LIMITED as Transferor

(3)                                 WNS GLOBAL SERVICES (UK) LIMITED as Transferee

Agreement for the Novation of Loan relating to

Fusion Outsourcing Services Proprietary Limited

LONDON

THIS AGREEMENT is dated   21st June  2012 and made between:

(1)                                 FUSION OUTSOURCING SERVICES (PROPRIETARY) LIMITED, a company incorporated in the Republic of South Africa (registered number 2003/017437/07) whose registered office is Grant Thornton, at 5th Floor, The Pinnacle, Corner Strand and Burg Streets, Cape Town, 8001 (the “Borrower”);

(2)                                 BFSL LIMITED, a company incorporated in England and Wales (registered number 02706280), whose registered office is at Pegasus House, Bakewell Road, Orton Southgate, Peterborough, Cambridgeshire PE2 6YS (the “Transferor”); and

(3)                                 WNS GLOBAL SERVICES (UK) LIMITED, a company incorporated in England and Wales (registered number 02292251), whose registered office is at Acre House, 11-15 William Road, London NW1 3ER (the “Transferee”).

RECITALS:

(A)          The Transferor and the Transferee are, amongst others, parties to a Sale and Purchase Agreement dated on or around the date of this Agreement for the sale of the Borrower from the Transferor to the Transferee (the “Sale and Purchase Agreement”).

(B)                               The Transferor has advanced to the Borrower a £10,000,000 term loan pursuant to a facility agreement dated 8 April 2004, as amended by supplemental agreements dated 9 August 2006, 31 December 2009, 31 December 2010 and 30 December 2011 (together the “Facility Agreement”). As at the Novation Date (as defined below), the total sum outstanding from the Borrower under the Facility Agreement is £5,487,034.40 (including the principal amount together with all other amounts, including accrued interest and fees)(the “Outstanding Debt”).

(C)                              As part of the arrangements under the Sale and Purchase Agreement, in consideration for a payment equal to the value of the Outstanding Debt (“Novation Consideration”), the Transferor has agreed to novate to the Transferee all of the Transferor’s rights and obligations under the Facility Agreement subject to and in accordance with the terms of this Agreement.

1.                                      DEFINITIONS AND INTERPRETATIONS

1.1                               Defined terms:

In this Agreement and the Recitals unless the context otherwise requires:

“Business Day” means a day (not being a Saturday or Sunday) when banks generally are open in the City of London for the transaction of general banking business;

“Commitment” means the obligation of the Transferor under the Facility Agreement to make available for drawing by the Borrower in pounds sterling in multiples of £100,000 in any number of tranches on any dates before, on or after 30 November 2013;

“Facility Agreement” has the meaning given to it in the Recitals;

“Novation Consideration” has the meaning given to it in the Recitals;

“Novation Date” means the date of Completion (as defined in the Sale and Purchase Agreement);

“Outstanding Debt” has the meaning given to it in the Recitals; and

“Sale and Purchase Agreement” has the meaning given to it in the Recitals.

1.2                               Meaning of references

In this Agreement, unless the context requires otherwise, any reference to:

(a)                                 this Agreement (or any provision of it) or any other document shall be construed as a reference to this Agreement, that provision or that document as it is in force for the time being and as amended, varied or supplemented from time to time in accordance with its terms, or with the agreement of the relevant parties;

(b)                                 a clause is, as the case may be, to a clause to this Agreement;

(c)                                  a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns;

(d)                                 a reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(e)                                  pounds, sterling or £ is to the lawful currency from time to time of the United Kingdom;

(f)                                   a reference to any party is to a party to this Agreement and shall include that party’s personal representatives, successors, permitted transferees and permitted assigns;

(g)                                  any phrase introduced by the terms including, include or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(h)                                 unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.3                               No restrictive interpretations

In this Agreement, general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.                                      CONSENT

2.1                               By signing this Agreement each party consents to the novation described in clause 3.

2.2                               Notwithstanding clause 8 of the loan agreement dated 8 April 2004, each of the Transferor and the Borrower hereby agrees to the novation described in clause 3.

3.                                      NOVATION

3.1                               In consideration for the payment by the Transferee to the Transferor of the Novation Consideration (to be paid in accordance with the payment terms set out in the Sale and Purchase Agreement), the parties agree that on and from the Novation Date:

(a)                                 the Transferor irrevocably and unconditionally releases the Borrower from all the Borrower’s obligations under the Facility Agreement, whether present or future, actual or contingent, including its obligation to repay the Outstanding Debt to the Transferor and the Transferor’s rights against the Borrower shall be cancelled;

(b)                                 the Borrower irrevocably and unconditionally releases the Transferor (and the Transferee acknowledges such release) from all of the Transferor’s obligations under the Facility Agreement, whether present or future, actual or contingent, including its obligations with respect to the Commitment and the Borrower’s rights against the Transferor shall be cancelled;

(c)                                  the Transferee shall acquire rights, title, interest and benefits in and to the Facility Agreement which are identical in character to the entire rights, title, interest and benefits in and to the Facility Agreement which the Transferor had;

(d)                                 the Transferee undertakes to perform obligations towards the Borrower under the Facility Agreement which are identical in character to the obligations under the Facility Agreement which the Transferor had; and

(e)                                  the Transferee shall be substituted for the Transferor as a party to and bound by the terms of the Facility Agreement and all references to the Transferor as “the Lender” under that document are to be read and construed as references to the Transferee.

3.2                               The Borrower agrees that with effect from the Novation Date it shall have no rights or recourse against the Transferor under the Facility Agreement including in or to any obligation or liability of the Transferor under the Facility Agreement whether present or future, actual or contingent.

3.3                               The parties agree that:

(a)                                 save as expressly provided in this Agreement, the Transferee shall have no liability to the Transferor; and

(b)                                 subject to clause 5(e), the Transferor no longer has any rights or recourse against the Borrower under the Facility Agreement,

including in or to any obligation or liability of the Borrower under the Facility Agreement whether present or future, actual or contingent.

4.                                      INVESTIGATION AND RELIANCE

4.1                               The Transferee acknowledges that it has made its own independent analysis and decision to enter into this Agreement, relying on the content of the Data Room Information including making its own independent appraisal of the creditworthiness of the Borrower.

4.2                               On the Novation Date, each party warrants to the other parties that it has full power and authority, without requiring or obtaining the consent of its shareholders or any other person, authority or body, to enter into and perform this Agreement which will, when signed, constitute a valid and binding obligation in accordance with its terms and conditions.

4.3                               On the Novation Date, the Transferor warrants to the Transferee that:

(a)                                 it is the legal and beneficial owner and has good title to the Outstanding Debt, it has not assigned any of its rights and benefits under or in respect of the Facility Agreement (excluding under or in respect of this Agreement) and it has not created any security interest or other encumbrance over the Outstanding Debt or over its rights and benefits under or in respect of the Facility Agreement (excluding under or in respect of this Agreement); and

(b)                                 no amount is due and unpaid under the Facility Agreement other than the Outstanding Debt.

4.4                               Each of the Transferor and the Borrower warrants to the other that the Facility Agreement is legal, valid, effective and enforceable immediately prior to execution of this Agreement.

4.5                               Unless expressly agreed to the contrary, the Transferor makes no representation or warranty and assumes no responsibility to the Transferee for:

(a)                                 the financial condition of the Borrower;

(b)                                 the performance and observance by the Borrower of its obligations under the Facility Agreement or any other documents; or

(c)                                  the accuracy of any statements (whether written or oral) made under or in connection with the Facility Agreement or any other document,

and any representations or warranties implied by law are excluded.

5.                                      CONFIRMATION AND INDEMNITY

The Transferor, the Borrower and the Transferee agree and confirm that with effect on and from the Novation Date:

(a)                                 the Transferor shall have no obligation (at any time) to enter into any arrangements to repurchase or reacquire all or any part of the Outstanding Debt or the Commitment;

(b)                                 subject to clause 5(d), the Transferor shall have no obligation to reimburse or indemnify the Transferee for any cost, loss or liability incurred by the Transferee including as a result of any failure by the Borrower to perform any of its obligations under the Facility Agreement;

(c)                                  any risk which the Transferee is exposed to in respect of any moratorium, rescheduling, refinancing, suspension of payments or similar arrangement or circumstances affecting the Outstanding Debt or the Commitment shall be entirely for the account of and the responsibility of the Transferee;

(d)                                 without prejudice to clause 3.1(b), the Transferor shall indemnify and hold the Transferee harmless against any cost, loss or liability incurred by the Transferee as a result of the Transferor’s performance of (or failure to perform) its obligations under the Facility Agreement to the extent such cost, loss or liability is attributable to any act or omission on or before the Novation Date; and

(e)                                  the Transferee and/or the Borrower shall indemnify and hold the Transferor harmless against any cost, loss or liability incurred by the Transferor as a result of the Transferee’s or the Borrower’s performance of (or failure to perform) its respective obligations under the Facility Agreement to the extent such cost, loss or liability is attributable to any act or omission after the Novation Date.

6.                                     COSTS AND EXPENSES

6.1                               Subject to clause 6.2, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution, registration and performance of this Agreement (and any documents referred to in it).

6.2                               It is the responsibility of the Transferee to pay any stamp duty, and other similar duties and taxes (if any), to which this Agreement may be subject or give rise.

7.                                      FURTHER ASSURANCE

Each party shall do, or procure the doing of, all acts and things as may reasonably be required to give full effect to this Agreement.

8.                                      THIRD PARTY RIGHTS

A person who is not a party to this Agreement cannot enforce, or enjoy the benefit of, any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

9.                                      COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

10.                               GOVERNING LAW AND JURISDICTION

10.1                        This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

10.2                        The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

11.                               AGENT FOR SERVICE OF PROCESS

11.1                        Service

The Borrower irrevocably agrees that any service document may be sufficiently and effectively served on it in connection with any proceedings in England by service on its agent, the Transferee.

11.2                        Appointment of another agent

In the event of the Transferee (or any replacement agent) ceasing so to act or ceasing to have an address in England, the Borrower undertakes to promptly appoint another person as its agent for that purpose and to procure that notice of that appointment is given to the Transferor and, if the Borrower fails to do so, then the Transferor shall be entitled to appoint an agent on the Borrower’s behalf.

The parties have shown their acceptance of the terms of this Agreement by signing it on the date written at the start of this Agreement below.

SIGNATURE:

Signed by FUSION OUTSOURCING	/s/ Ian Leech
SERVICES PROPRIETARY	Director
LIMITED acting by Ian Leech, a director

Signed by BFSL LIMITED acting by	/s/ Ian Leech
Ian Leech, a director	Director

Signed by WNS GLOBAL SERVICES	/s/ Johnson Jayaratnam Selvadurai
(UK) LIMITED acting by Johnson Jayaratnam Selvadurai, a director	Director